UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018

Hasbro, Inc.

(Exact name of registrant as specified in its charter)

Rhode Island	1-6682	05-0155090
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1027 Newport Ave., Pawtucket, Rhode Island		02861
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (401) 431-8697

______________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02          Unregistered Sales of Equity Securities

On April 27, 2018 Hasbro, Inc. (“Hasbro”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Saban Properties LLC (“Saban Properties”).  Pursuant to the Purchase Agreement Hasbro is purchasing from Saban Properties all of the equity interests in the following Delaware limited liability companies: (a) SCG Power Rangers LLC, (b) SCG Characters LLC, (c) SCG Luna Petunia LLC, (d) Saban Brands Voyagers LLC and (e) Treehouse Detectives LLC (collectively the “SP Entities”).  Following the closing of the transactions contemplated by the Purchase Agreement, Hasbro will be the 100% owner of each of the SP Entities and through the SP Entities, Hasbro will own all of the rights and interests in the Power Rangers, Julius Jr., Luna Petunia, My Pet Monster, Popples and Treehouse Detectives properties, and related intellectual property, as well as in certain other properties, that were previously owned by Saban Properties, or any of their affiliates.

The purchase price for the interests covered by the Purchase Agreement is an aggregate of $522 million.  Hasbro previously paid Saban Brands LLC, an affiliate of Saban Properties, $22.25 million pursuant to the Power Rangers master toy license announced by Saban Brands and Hasbro in February 2018, that was scheduled to begin in April 2019. Pursuant to the purchase agreement Hasbro will pay an additional $229.75 million in cash and $270 million of Hasbro common stock, par value $.50 per share.  The cash purchase price will be paid as follows (i) $129.75 million will be paid upon closing, (ii) $25 million will be placed into escrow upon closing to support customary indemnification obligations of Saban Properties, with one-half of the escrow amount to be released on January 3, 2019, and the remaining half to be released on the one-year anniversary of the closing date, less any claim amounts deducted from the escrow prior to those dates, and (iii) $75 million will be paid on January 3, 2019.

The shares will be issued upon closing of the transaction and the number of shares of Hasbro common stock to be issued (the “Shares”) will be computed by dividing $270 million by the volume weighted average price of the shares over the twenty consecutive trading days ending with the trading day immediately preceding the closing date.  Saban Properties is an accredited investor within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and issuance of the Shares to Saban Properties is being made without registration in reliance on a private placement exemption. Hasbro and Saban Properties will enter into a Registration Rights Agreement upon the closing granting Saban Properties the right to have the Shares registered for resale under the Securities Act.

Upon the closing Hasbro and Saban Brands LLC, an affiliate of Saban Properties, will also enter a Transitional Services Agreement and a Consulting Agreement, pursuant to which Saban Brands will provide certain transitional services and consulting services to Hasbro.  Mr. Haim Saban will be involved in providing the consulting services.

The closing of the transactions contemplated by the Purchase Agreement is subject to the fulfillment of certain customary conditions, including expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act, obtaining any other required regulatory approvals and the approval for listing of the Shares on the Nasdaq Global Select Market.

Item 9.01                          Financial Statements and Exhibits.

(d)  Exhibits

99.1      Hasbro, Inc. Press Release, dated May 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

	By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)
Date: May 1, 2018

EXHIBIT INDEX

Exhibit No.	Description
99.1	Hasbro, Inc. Press Release, dated May 1, 2018.